Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES ELECTS NEW MEMBER
TO BOARD OF DIRECTORS

Alpharetta, Ga. – (March 27, 2007) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, today announced the appointment of Joseph V. Lash as a new member to the Company’s Board of Directors, effective March 22, 2007.

Mr. Lash, 44, is a partner of Tontine Associates, LLC, a Greenwich, Connecticut-based investment partnership, since July 2005. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc., an electrical contracting services provider, and Neenah Foundry Company, a metals casting manufacturer.

“I am pleased to announce the addition of Joe Lash, and I am confident that he will strengthen the Board’s ability to help guide the Company in its continuing effort to add value for shareholders and customers,” said John Reilly, Chairman of the Board for Exide Technologies.

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About Exide Technologies

Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com